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                                                                  EXHIBIT (a)(5)

                           CARRIER ACCESS CORPORATION

                                     FORM OF
                        PROMISE TO GRANT STOCK OPTION(S)

TO: _______________

         In exchange for your agreement to cancel certain stock options ("Old Option(s)") you received from Carrier Access Corporation ("Carrier Access"), Carrier Access hereby promises to grant you a stock option or options, as applicable, covering [________] shares of Carrier Access's common stock on [March 20, 2002, or, if Carrier Access extends the exchange offer ("Exchange Offer" or "Offer"), a date which is at least six months and a day following the cancellation date of the Old Options] (the "New Option(s)"). The exercise price of each New Option will be the closing price of Carrier Access's common stock as listed on the Nasdaq National Market on [March 20, 2002, or, if Carrier Access extends the Exchange Offer, a date which is at least six months and a day following the cancellation date of the Old Options], except as otherwise set forth in the Exchange Offer Documents (as defined below). Except as otherwise set forth in the Exchange Offer Documents, each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with Carrier Access, as described below. Each New Option will otherwise be subject to the standard terms and conditions under the Carrier Access Corporation 1998 Stock Incentive Plan, as amended, and as may be further amended from time to time, and the applicable form of stock option agreement under that plan, except that vesting will be suspended during the period between the cancellation of the Old Options and the grant of the New Options.

         Prior to the grant of New Options on [March 20, 2002, or, if Carrier Access extends the Exchange Offer, a date which is at least six months and a day following the cancellation date of the Old Options], it is possible that Carrier Access might effect or enter into a merger or other similar transaction whereby Carrier Access would be acquired by another company. This promise to grant stock options (this "Promise") is a binding commitment that Carrier Access's successors must honor and, accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you a stock option on [March 20, 2002, or, if Carrier Access extends the Exchange Offer, a date which is at least six months and a day following the cancellation date of the Old Options] covering the number of securities of the successor or other consideration that you would have been entitled to receive in exchange for the option to be granted pursuant to this Promise. Such a stock option could be for the purchase of the acquirer's stock (as opposed to Carrier Access's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant, and would be unaffected by the acquirer's treatment of Carrier Access's existing stock option plans.

         In order to receive the New Option(s), you must continue to be employed by Carrier Access (or one of its subsidiaries), or a successor of Carrier Access, until March 20, 2002, or, if Carrier Access extends the Exchange Offer, a date which is at least six months and a day following the cancellation date of the Old Options. This Promise does not constitute a guarantee of employment with Carrier Access for any period. Unless otherwise expressly provided in your employment agreement, if one is in place, or the applicable laws of a non-U.S. jurisdiction, your employment with Carrier Access will remain "at-will" and can be terminated by you or Carrier Access at any time, with or without cause or notice. If your employment with Carrier Access terminates before March 20, 2002, or, if Carrier Access extends the Exchange Offer, a date which is at least six months and a day following the cancellation date of the Old Options, for any reason, including but not limited to your voluntary resignation, a reduction in force, or as the result of a merger or acquisition of Carrier Access by another company, you will lose all rights pursuant to this Promise to receive New Options.



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         This Promise is subject to the terms and conditions of the Offer to exchange options as set forth in: (i) the Offer to Exchange; (ii) the memorandum from Roger L. Koenig dated August 20, 2001; (iii) the Election Form previously completed and submitted by you to Carrier Access; and (iv) the Notice to Withdraw from the Offer (together, the "Exchange Offer Documents"), all of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Carrier Access with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of Carrier Access.



CARRIER ACCESS CORPORATION


By:                                       Date:
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Name:                                     Title:
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